Exhibit 10.22

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (this “Second Amendment”) is dated effective as of November 24, 2014 (the “Effective Date”), by and between SF OFFICE 2, LLC, a Delaware limited liability company (“Landlord”), and LIFE360, INC., a Delaware corporation (“Tenant”).

RECITALS:

A.    Landlord and Tenant entered into that certain Office Lease dated as of October ___, 2013 (the “Original Lease”), as amended by that certain Amendment to Lease dated as of November 25, 2013 (the “First Amendment”) between Landlord and Tenant. The Original Lease and First Amendment are sometimes collectively referred to herein as the “Lease”.

B.    Pursuant to the Lease, Landlord currently leases to Tenant and Tenant leases from Landlord approximately 7,762 rentable square feet of space (the “Original Premises”), commonly known as Suite 402, and located on the fourth (4th) floor of that certain building located at 539 Bryant Street, San Francisco, California (the “Building”).

C.    Landlord and Tenant now desire to amend the Lease to: (i) expand the Original Premises to include that certain space, commonly known as Suite 400 and containing approximately 3,602 rentable square feet located on the fourth (4th) floor of the Building, as depicted on Exhibit A attached hereto (the “Expansion Space”); (ii) extend the Lease Term for the Original Premises; and (iii) modify various terms and provisions of the Lease, all as hereinafter provided.

D.    All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Expansion Space.

1.1    Expansion Space Commencement Date. For purposes of this Second Amendment, the term “Expansion Space Commencement Date” shall mean the date which is the earlier of: (i) the date upon which Tenant commences business operations in all or any portion of the Expansion Space; and (ii) the date Landlord delivers possession of the Expansion Space to Tenant. The Expansion Space Commencement Date is anticipated to be January 1, 2015 (the “Anticipated Expansion Space Commencement Date”). If Landlord, for any reason whatsoever, cannot deliver possession of the Expansion Space to Tenant by the Anticipated Expansion Space Commencement Date or any other date, then Tenant shall not have any right to terminate the Lease (as hereby amended), and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom.

1.2    Confirmation of Dates. After the Expansion Space Commencement Date occurs, Landlord shall deliver to Tenant a Third Amendment to Office Lease (the “Third Amendment”), substantially in the form of Exhibit B attached hereto, setting forth, among other things, the Expansion Space Commencement Date and the Revised Expiration Date (as defined below), which Third Amendment Tenant shall execute and return to Landlord within five (5) business days after Tenant’s receipt thereof. If Tenant fails to execute and return the Third Amendment within such 5-business day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein provided that such deemed approval shall not relieve Tenant of its obligation to execute and return the Third Amendment (and such failure shall constitute a default by Tenant hereunder).

1.3    Expansion; Expansion Space Term. Commencing upon the Expansion Space Commencement Date: (i) the Original Premises shall be expanded to include the Expansion Space; (ii) the Expansion Space shall be leased on the same terms and conditions set forth in the Lease, subject to the modifications set forth in this Second Amendment; and (iii) the “Premises” (as defined in the Lease) shall mean, collectively, the Original Premises and the Expansion Space and shall contain a total of approximately 11,364 rentable square feet. The lease term for the Expansion Space (the “Expansion Space Term”) shall be for the three (3) year period commencing upon the Expansion Space Commencement Date and expiring on the date that is three (3) years after the Expansion Space Commencement Date (the “Revised Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended.

2.    Extension of Lease Term for Original Premises. Notwithstanding anything in the Lease (as hereby amended) to the contrary, the Lease Term for the Original Premises, which is currently scheduled to expire on November 30, 2016, is hereby extended until the Revised Expiration Date.

3.    Base Rent for Expansion Space. During the Expansion Space Term, the Base Rent payable by Tenant for the Expansion Space shall be (i) calculated separate and apart from the Base Rent payable for the Original Premises, and (ii) as set forth in the following schedule:

Months of Expansion Space Term	Annual Base Rent	Monthly Base Rent	Annual Base Rental Rate per Rentable Square Foot of Expansion Space
1 – 12	$216,120.00	$18,010.00	$60.00
13 – 24	$222,603.60	$18,550.30	$61.80
25 – 36	$229,267.30	$19,105.61	$63.65

4.    Base Rent for Original Premises. During the period from the Effective Date through and including November 30, 2016, the Base Rent payable by Tenant for the Original Premises shall be as set forth in Section 4 of the Summary attached to the Original Lease. From and after December 1, 2016 through the remainder of the Expansion Space Term, the Base Rent payable by Tenant for the Original Premises shall be (i) calculated separate and apart from the Base Rent payable for the Expansion Space, and (ii) equal to $494,051.30 per year ($41,170.94 per month) (i.e., $63.65 per rentable square foot of the Original Premises per year).

5.    Tenant’s Share of Direct Expenses; Base Year. During the Expansion Space Term: (i) Tenant’s Share of increases in Direct Expenses with respect to the Expansion Space shall be calculated together with Tenant’s Share of increases in Direct Expenses with respect to the Original Premises; (ii) Tenant’s Share of Direct Expenses for the Original Premises and the Expansion Space shall be revised to be 20.44% (i.e., 11,364 rentable square feet within the Original Premises and the Expansion Space/55,597 rentable square feet within the Building); and (iii) for purposes of calculating Tenant’s Share of increases in Direct Expenses with respect to the Expansion Space and the Original Premises, the Base Year shall continue to be the calendar year 2014.

6.    Utilities/Janitorial/Refuse Reimbursement. During the Expansion Space Term: (i) Tenant shall continue to be responsible for all costs relating to Tenant’s utilities and janitorial services required in connection with the Common Areas of the Building and the entire Premises (i.e., the Original Premises and the Expansion Space) pursuant to Section 4.3.3 of the Original Lease; and (ii) notwithstanding anything in the Lease (as hereby amended) to the contrary, the Utilities/Janitorial/Refuse Reimbursement amount payable by Tenant in connection with Landlord’s estimate of Tenant’s obligations to reimburse utilities, Common Area janitorial and refuse shall equal $3,977.40 per month (i.e., $4.20 per rentable square foot of the entire Premises per year), or such other reasonable estimate as Landlord shall designate from time to time (but not more than twice during any Expense Year).

7.    Condition of the Premises. Tenant acknowledges and agrees that the Original Premises and Expansion Space have previously been constructed including interior tenant improvements therein. Tenant shall accept (i) the Original Premises in its current “AS IS” condition as of the Effective Date, and (ii) the Expansion Space in its current “AS IS” condition as of the Effective Date and the Expansion Term Commencement Date, without any obligation on Landlord’s part to construct or pay for any alterations or improvements refurbishment work to the Original Premises or Expansion Space, except as otherwise provided in Section 8 below. In addition, for purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Original Premises nor the Expansion Space has undergone inspection by a Certified Access Specialist (CASp).

8.    Refurbishment Allowance.

8.1    Refurbishment Allowance. Notwithstanding Section 7 above to the contrary and subject to the provisions of Section 8.2 below, Tenant shall be entitled to receive from Landlord a one (1) time refurbishment allowance (the “Refurbishment Allowance”) in the amount of up to, but not exceeding, $18,010.00 (i.e., $5.00 per rentable square foot of the Expansion Space) to help reimburse Tenant for the actual out-of-pocket costs incurred and paid for by Tenant (collectively, the “Refurbishment Costs”) during the period from the date of mutual execution and delivery of this Second Amendment through and including December 31, 2015 (the “Refurbishment Period”) in connection with the design, construction, acquisition and installation of any permanently affixed Tenant improvements and alterations which are made and/or installed by or for Tenant in or to the Expansion Space, including, without limitation, removing the existing demising wall that currently separates the Original Premises from the Expansion Space (collectively, the “Refurbishment Work”). The Refurbishment Work shall be undertaken by Tenant in accordance with Articles 8 and 9 of the Original Lease. Subject to the limitations set forth herein below, Landlord shall disburse the portion of the Refurbishment Allowance to be used to reimburse Tenant for the Refurbishment Costs pertaining to the Refurbishment Work within thirty (30) days after Landlord has received all of the following (collectively, the “Refurbishment Work Draw Documents”): (i) a request for payment by Tenant certifying that the Refurbishment Work has been completed; (ii) factually correct invoices and paid receipts for labor and materials rendered in connection with and evidencing the Refurbishment Work and the amount of the Refurbishment Costs actually incurred and paid by Tenant therefor; (iii) executed final, unconditional mechanic’s lien releases from all contractors, subcontractors and other persons or entities performing the Refurbishment Work, reasonably satisfactory to Landlord; and (iv) all other information reasonably requested by Landlord.

8.2    Disbursement of Refurbishment Allowance. In no event shall Landlord be obligated to make disbursements pursuant to this Section 8 in a total amount which exceeds the Refurbishment Allowance. In addition, Landlord shall have no obligation to disburse (i) any portion of the Refurbishment Allowance with respect to any Refurbishment Work that is performed prior to or after the Refurbishment Period, and/or (ii) any portion of the Refurbishment Allowance with respect to any Refurbishment Work Draw Documents delivered by Tenant prior to or after the Refurbishment Period. Tenant shall not be entitled to receive any portion of the Refurbishment Allowance that is not used to pay for the Refurbishment Costs of the Refurbishment Work incurred during the Refurbishment Period, and any such unused amounts of the Refurbishment Allowance as of the end of the Refurbishment Period shall revert to Landlord and Tenant shall have no further rights with respect thereto.

9.    Parking. Effective from and after the Expansion Space Commencement Date, the following revisions shall be made to the Original Lease: (i) Section 9 of the Summary attached to the Original Lease shall be deleted and replaced in its entirety with the following: “Five (5) reserved parking passes subject to the terms of Article 28 (as revised by the Second Amendment to Office Lease dated November 24, 2014 between Landlord and Tenant [the “Second Amendment”]), at the prevailing monthly rate (which rate is currently $285.00 per reserved parking pass per month)”; and (ii) the first three (3) sentences of Article 28 of the Original Lease shall be deleted and replaced in their entirety with the following: “Tenant shall rent throughout the Expansion Space Term (as may be extended) the number of reserved parking passes set forth in Section 9 of the Summary (as amended by the Second Amendment) in those portions of the courtyard of the Building’s parking facility as shall be designated by Landlord from time to time.”

10.    Extension Option. Effective as of the Effective Date, Tenant’s existing Extension Option in Section 2.3 of the Original Lease shall also apply to the Expansion Space, and Tenant must exercise such option to extend the Expansion Space Term, if at all, with respect to the entire Premises (i.e., the Original Premises and the Expansion Space) and may not elect to extend the Expansion Space Term with respect to only a portion thereof; accordingly, effective as of the Effective Date: (i) all references to the “Premises” in Section 2.3 of the Original Lease shall mean and refer to the entire Premises (i.e., the Original Premises and the Expansion Space); (ii) all references to the “Option Term” in Section 2.3 of the Original Lease shall mean and refer to the three (3)-year period immediately following the Revised Expiration Date; (iii) all references in

Section 2.3 of the Original Lease to the “initial lease term” and/or the “Lease Term” shall mean and refer to the Expansion Space Term; (iv) all references in Section 2.3 of the Original Lease to “this Lease” shall mean and refer to the Lease as amended by this Second Amendment; and (v) the phrase “nine (9) months nor less than six (6) months” in Section 2.3.3 of the Original Lease shall be deleted and replaced in its entirety with the phrase “twelve (12) months nor less than nine (9) months”.

11.    Security Deposit. Concurrently with Tenant’s execution and delivery of this Second Amendment, Tenant shall deliver to Landlord the sum $103,088.00, which amount shall be added to and increase the Security Deposit currently held by Landlord pursuant to the Lease, as amended hereby, such that the total Security Deposit thereafter held by Landlord shall equal $227,280.00. In addition, Section 21.2 of the Original Lease is hereby deleted and replaced in its entirety with the following:

“21.2 Notwithstanding anything in this Lease to the contrary, and provided that no default shall have occurred by Tenant under this Lease and be continuing (beyond any applicable notice and cure period): (i) on the first (1st) anniversary of the Expansion Space Commencement Date (as defined in the Second Amendment) (the “First Security Deposit Reduction Date”), Landlord shall reduce the then-current Security Deposit held by Landlord by $56,820.00 (such that after such reduction, the remaining amount of the Security Deposit shall be $170,460.00); and (ii) on the second (2nd) anniversary of the Expansion Space Commencement Date (the “Second Security Deposit Reduction Date”), Landlord shall reduce the Security Deposit held by Landlord by $56,820.00 (such that after such reduction, the remaining amount of the Security Deposit shall be $113,640.00). The First Security Deposit Reduction Date and the Second Security Deposit Reduction Date are each sometimes referred to herein as a “Security Deposit Reduction Date”. Each applicable Security Deposit refund shall be made by check delivered to Tenant within thirty (30) days following the applicable Security Deposit Reduction Date. In no event shall the Security Deposit be reduced to an amount below $113,640.00.”

12.    Brokers. Landlord and Tenant each hereby represents and warrants to the other party that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than Colliers International (representing Landlord) and Custom Spaces (representing Tenant) (collectively, the “Brokers”), and that it knows of no real estate broker or agent (other than the Brokers) who is entitled to a commission in connection with this Second Amendment. Landlord shall pay the brokerage commissions owing to the Brokers in connection with this Second Amendment pursuant to the terms of a separate written agreement or agreements by and/or among Landlord and the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent (other than Brokers) in connection with this Second Amendment, occurring by, through or under the indemnifying party.

13.    No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

14.    Counterparts. This Second Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”	SF OFFICE 2, LLC,

	By:	/s/ Sean Bannon
	Name:	Sean Bannon
	Its:	President

“TENANT”	LIFE360, INC.,
a Delaware corporation

	By:	/s/ Chris Hulls
	Name:	Chris Hulls
	Its:	CEO

	By:	/s/ Alex Haro
	Name:	Alex Haro
	Its:	President